United States
Securities and Exchange Commission
Washington, D.C. 20549

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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

May 13, 2004	0-30011

Date of Report (Date of earliest event reported)	Commission File Number

TOTAL IDENTITY CORP.
(Exact name of registrant as specified in its charter)

Florida	65-0309540

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2340 Brighton-Henrietta Town Line Road Rochester, NY 14623
(Address of Principal Executive Offices) (Zip Code)

(585) 427-9050
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure

Total Identity Corp. Resolves Disputed Ownership of Shares

On May 13, 2004, Total Identity Corp. (the “Company”) and Scott Siegel, one of its director, entered into an agreement (the “Agreement”) resolving certain disputes that had arisen relating to the ownership of 1,050,000 shares of the Company’s common stock and 250,000 shares of its Series A preferred stock (the “Preferred Shares”) that were the subject of a stock purchase agreement dated February 21, 2003. Each share of preferred stock entitles the holder to ten votes per share. Under the terms of the Agreement:

  Mr. Siegel will retain 250,000 shares of common stock (the “Retained Shares”) originally acquired by him under the stock purchase agreement dated February 21, 2003, at an agreed upon purchase price of $.03 per share;
  The Retained Shares will be held by a designee of the Company and delivered to Mr. Siegel at the rate of 50,000 shares per month commencing on the earlier of November 13, 2004 or on the effective date of a registration statement filed by the Company to register the resale of shares of its common stock (not including the Retained Shares) that may be issued in a future financing transaction;
  The Retained Shares will be the subject of a voting proxy in favor of a designee of the Company for a period terminating in 18 months, or earlier to the extent of a bona fide disposition by Mr. Siegel of the Retained Shares subject to the proxy;
  800,000 shares of common stock issued to Mr. Siegel under the February 21, 2003 stock purchase agreement will be surrendered to the Company and will be canceled;
  The Company will pay Mr. Siegel the sum of $35,265, plus $7,000 less an amount equal to the Company’s legal fees in settlement of this matter (in the event the Company’s legal fees in this matter exceed $7,000, the amount payable to Mr. Siegel will be $35,265);
  The amount payable to Mr. Siegel will be paid (a) one-third for each million dollars in financing raised by the Company after June 27, 2004 or (b) pro-rata to the extent that other officers or directors of the Company receive repayment of indebtedness from third-party financing obtained by the Company subsequent to June 27, 2004;
  The Preferred Shares will be surrendered to the Company and will be canceled; and
  Mr. Siegel has resigned as a director of the Company, effective May 13, 2004.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

(a)  Financial Statements.

          None

(b)  Pro-forma Financial Information.

None

(c)    Exhibits.

  10.1    Settlement Agreement dated May 13, 2004 between Scott Siegel and Total Identity Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 17, 2004

       TOTAL IDENTITY CORP.

By: /s/ Matthew P. Dwyer
Matthew P. Dwyer
Chief Executive Officer